Investor Contact: Gavin Lindberg (503) 671-8178	Media Contact: Mary Remuzzi (503) 532-8767

NIKE, INC. ANNOUNCES 17 PERCENT
 INCREASE IN QUARTERLY DIVIDEND
AND TWO-FOR-ONE STOCK SPLIT

BEAVERTON, Ore., Nov. 15, 2012 – NIKE, Inc. (NYSE: NKE) announced today that its Board of Directors approved a two-for-one split of both NIKE Class A and Class B Common shares. The stock split will be in the form of a 100 percent stock dividend payable on December 24, 2012 to shareholders of record at the close of business December 10, 2012.

Upon completion of the split, the outstanding shares of NIKE Class A and Class B common stock will increase to approximately 178 million and 720 million, respectively. The Company expects its common stock to begin trading at the split-adjusted price on December 26, 2012.

In addition, the Board of Directors declared a quarterly cash dividend on the company’s outstanding Class A and Class B Common Stock of $0.21 per share, on a post-split basis, payable on December 26, 2012 to shareholders of record at the close of business on December 10, 2012. The dividend represents a 17 percent increase over the previous split-adjusted quarterly rate of $0.18 per share. This is the eleventh year in a row the Company has increased its annual dividend, over which time the dividend has increased by a factor of almost seven.

“NIKE has a consistent track record of delivering value to our shareholders,” said Mark Parker, President and CEO of NIKE, Inc. “Over the last eleven years the Company has returned over $14 billion to shareholders through dividend payments and share repurchases. Today’s increase, together with the four-year, $8 billion share repurchase program announced in September, reflects our commitment to delivering value for our shareholders and the ongoing confidence we have in our strategy to generate long-term profitable growth and strong cash flows. I’ve never been more confident and excited about our future growth opportunities.”*

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; and Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com and individuals can follow @Nike.

* The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially.  These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K.

# # #